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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                                Contact: Peter E. Simonsen
                                                                   Janet Belsky

                                                                   978-922-2100

                BEVERLY NATIONAL CORPORATION HELD ANNUAL MEETING

(Beverly, MA) April 22, 2003 - The Beverly National Corporation held its 202nd Annual Meeting on April 22, 2003. Don Fournier, President and Chief Executive Officer of Beverly National Corporation and its subsidiary, Beverly National Bank, presented an overview of the Corporation's financial performance to the board of directors and shareholders.

Beverly National Corporation reported total assets of $310,528,354, net income of $2,381,518, basic earnings per share of $1.35 and diluted earnings per share of $1.28 for the twelve month period that ended December 31, 2002.

In addition, Fournier presented highlights of the Corporation's Strategic Plan, changes within the Board of Governance and a summary new product offerings.

Fournier also presented the results of the first quarter of 2003 including net income and earnings per share. Net income for the period ended March 31, 2003 was $603,783 compared to $532,658 for the same period of 2002. This represents an increase in net income of 13.35%. Basic earnings per share for the period ended March 31, 2003 was $0.33 compared to $0.31 in 2002. Diluted earnings per share on March 31, 2003 was $0.32 compared to $0.29 for 2002.

The Corporation declared a dividend of $0.20 per share on April 8, 2003 for shareholders of record as of April 22, 2003 to be paid on April 29, 2003.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, Massachusetts, and operates full-service branch offices in Downtown Beverly, at Cummings Center - Beverly, North Beverly, Hamilton, Manchester-by-the-Sea and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank's deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.

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